Exhibit 4.5F

AMENDMENT AND WAIVER AGREEMENT

AMENDMENT AND WAIVER AGREEMENT, dated as of November 10, 2009 (this “Agreement”) among JAZZ PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), JPI COMMERCIAL, LLC, a Delaware limited liability company (the “Borrower”), the other Credit Parties party hereto, the Purchasers party hereto, and LB I GROUP INC., as a Purchaser and as the collateral agent (in such capacity, the “Collateral Agent”) under that certain Loan Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company, the Borrower, the other Credit Parties, the Purchasers and the Collateral Agent are parties to that certain Senior Secured Note and Warrant Purchase Agreement, dated as of March 14, 2008 (as amended, modified or supplemented from time to time in accordance with its terms, including pursuant to this Agreement, the “Loan Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement); and

WHEREAS, pursuant to Section 1.2 of the Loan Agreement, the Company issued to the Purchasers certain warrants to purchase common stock of the Company (the “2008 Warrants”); and

WHEREAS, certain of the Purchasers constitute all of the holders of those certain warrants issued pursuant to the Orphan Note Purchase Agreement (the “2005 Warrants”); and

WHEREAS, the Loan Agreement, the 2008 Warrants, the Notes, the Registration Rights Agreement, the Collateral Documents and Orphan Asset Transfer Agreement and each other instrument or document delivered thereunder or otherwise in connection therewith are referred to in the Loan Agreement and herein as the “Related Documents”; and

WHEREAS, the Borrower had failed to make certain interest payments and was in breach of certain other obligations under the Related Documents; and

WHEREAS, on July 7, 2009, the Borrower paid such delinquent interest payments and took certain other actions to cure outstanding defaults under the Loan Agreement; and

WHEREAS, the Borrower and the Company have requested that the Purchasers waive any and all existing Defaults and Events of Default and amend certain terms of the Related Documents and the 2005 Warrants, and the Purchasers have agreed subject to the terms and conditions set forth below to waive such Defaults and Events of Default and to amend those certain terms as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, the parties hereto agree as follows:

1. Waiver.

(a) Subject to the terms and conditions set forth herein, as of the Effective Date, the Purchasers hereby waive:

(i) Any Default or Event of Default caused by any Credit Party’s non-compliance prior to the Effective Date with the provisions of the Related Documents; and

(ii) Any Default or Event of Default arising as a result of any Credit Party’s actions or inactions, or the existence of particular conditions prior to the Effective Date; and

(iii) Any Default or Event of Default under Section 11(f) by virtue of any default or “Event of Default” under, and as defined in, the Amended and Restated Loan Agreement, dated as of May 22, 2008, between the Company and Silicon Valley Bank (as amended, supplemented or otherwise modified prior to the date hereof, the “SVB Loan Agreement”) existing as of the Effective Date.

(b) Without limiting the generality of the provisions of Section 17.1 of the Loan Agreement, the waivers set forth in Section 1(a) hereof shall be limited precisely as written, and nothing in this Agreement shall be deemed to:

(i) constitute a waiver of compliance by any Credit Party with respect to (A) the provisions of the Related Documents in any future instance, or (B) any other term, provision or condition of the Related Documents (except as such Related Documents are affected by this Agreement); or

(ii) prejudice any right or remedy that the Collateral Agent or any Purchaser may have in the future under or in connection with the Related Documents (each as amended hereby).

2. Amendments to the Loan Agreement.

(a) Section 8.2 of the Loan Agreement is hereby amended by adding the following sentence thereto:

Notwithstanding anything in the foregoing to the contrary, from and after the Effective Date, no Make-Whole Amount shall be payable in respect of the first $40,000,000 principal amount of voluntary principal prepayments made on the Notes on or prior to February 15, 2010 pursuant to this Section 8.2, so long as such prepayment is made from (i) the proceeds from a Permitted Product Transfer, an equity issuance or the issuance of unsecured debt, or other securities, convertible into or exchangeable for equity of the Company (so long as any such issuance pursuant to this clause (i) is made in accordance with Section 10.1(a)(ii) hereof); and (ii) up to $10,000,000 of cash on hand other than cash obtained from borrowings from the SVB Loan Agreement or any other secured credit facility.

(b) The following Section 8.5 is hereby added to the Loan Agreement:

Section 8.5 Scheduled Amortization Payments. The Borrower shall make principal payments on the Notes in installments on the dates and in the amounts set forth below.

Date	Scheduled Principal Repayment
March 31, 2010	$3,000,000.00
June 30, 2010	$6,000,000.00
September 30, 2010	$9,000,000.00
December 31, 2010	$10,000,000.00
March 31, 2011	$12,000,000.00

Each such principal repayment shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. For the avoidance of doubt, no Make-Whole Amount shall be payable in respect of any repayments pursuant to this Section 8.5.

(c) The following Section 8.6 is hereby added to the Loan Agreement:

Section 8.6 Application of Payments. Any prepayments of principal or Make-Whole Amounts made pursuant to Sections 8.1 or 8.2 shall be applied first to reduce, in stated order of maturity, any remaining scheduled amortization payments pursuant to Section 8.5, and then to repayment of the then outstanding principal amount under the Notes.

(d) Section 9.6 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

Section 9.6 Minimum Cash Balance. If at any time on or after the date on which financial statements of the Company for the fiscal quarter ended September 30, 2009 are required to be delivered pursuant to Section 7.1, and for so long as the Annualized Aggregate Net Product Sales of the Company are less than $100,000,000 (on or after such date), the Borrower shall maintain a minimum cash balance equal to 15% of the then outstanding principal amount on the Notes in a deposit or other similar demand investment account that is pledged to the Collateral Agent for the benefit of the Purchasers as collateral security for the prompt and full payment of the Notes and which such account is subject to a control account agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the applicable financial intermediary where such account is held and the Collateral Agent. Notwithstanding the foregoing, once the outstanding principal amount of the Notes is less than $80,000,000, the applicable minimum cash balance percentage set forth above shall be reduced from 15% to 7.5% for purposes of this Section 9.6.

(e) The definition of “Make-Whole Amount” in Schedule B to the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“Make-Whole Amount” means, with respect to any principal prepayment for which the Make-Whole Amount is applicable, an amount determined with reference to the following formula:

Make-Whole Amount = pmt x (.40 – (qtr x .0167))

where:

pmt =	the amount of the applicable principal prepayment; and

qtr =	the number which is the quotient of: (x) the number of months elapsed from June 24, 2005 until (i) in the case of a Make-Whole Amount payable by reason of an Event of Default, the date upon which such Event of Default occurs if such Event of Default has continued for more than thirty (30) days (notwithstanding the fact that such Event of Default is cured thereafter) or (ii) in the case of a Make-Whole Amount payable by reason of a principal payment made prior to maturity, the date on which such payment is made; divided by (y) three.

Notwithstanding anything in the foregoing to the contrary, so long as no Event of Default shall have occurred and be continuing from and after the Effective Date, the Make-Whole Amount for (A) the first $40,000,000 principal amount of voluntary principal prepayments made on the Notes on or prior to February 15, 2010 pursuant to Section 8.2 and (B) any scheduled amortization payments pursuant to Section 8.5 shall be equal to $0.

3. Amendments to 2008 Warrants and 2005 Warrants.

(a) Each of the 2008 Warrants issued at the Initial Closing is hereby amended by reducing the “Exercise Price” (as defined in each such Warrant) to $9.34 per share.

(b) Each of the 2005 Warrants is hereby amended by reducing the “Purchase Price” (as defined in each such warrant) to $9.34 per share.

4. Amendments to the Registration Rights Agreement.

(a) Section 1.1 of the Registration Rights Agreement is hereby amended to add the following subsections (n) and (o) to said Section 1.1:

(n) The term “Effective Date” shall have the meaning ascribed to such term in Section 9 of that certain Amendment and Waiver Agreement, dated as of November 10, 2009, among the Company, JPI Commercial, LLC, LB I Group Inc. and the other parties thereto.

(o) The term “Prior Registration Statement” shall mean that registration statement on Form S-3 (File No. 333-151592) filed with the SEC on June 11, 2008.

(b) Section 1.2 of the Registration Rights Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

1.2 Registration Statement for Registrable Securities. On or prior to the date that is sixty (60) days following the Effective Date (such date, the “New Filing Date”), the Company shall cause to be filed with the SEC a registration statement on Form S-3 (except that if the Company determines that it is then ineligible to register for resale the Registrable Securities on Form S-3, such registration statement shall be on Form S-1) (the “Registration Statement”), which Registration Statement shall provide for the resale by the Holders of the Registrable Securities. The Company shall use its reasonable best efforts to cause the

Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof and shall use its reasonable best efforts to continuously maintain the effectiveness of the Registration Statement until the earlier of (a) the date on which all Registrable Securities that could be issuable or issued upon conversion or exercise of the Warrants have been sold pursuant to the Registration Statement or (b) one year from the date the Registration Statement is declared effective by the SEC. Such Registration Statement will permit the Holders to resell the Registrable Securities pursuant to the Registration Statement. The Company agrees to take such action as is necessary to maintain the effectiveness of the Registration Statement for the requisite period. Any suspension of effectiveness of the Registration Statement during such period shall result in such requisite period set forth in clause (b) above to be extended for a number of days equal to the length of such suspension. For the avoidance of doubt, the term “Registration Statement” as used in this Agreement shall not include or otherwise be deemed to refer to the Prior Registration Statement.

(c) Section 1.3(a) of the Registration Rights Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

(a) subject to Section 1.3(e), prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for the period commencing on the New Filing Date and ending on the date that is the earlier of (a) the date on which all Registrable Securities that could be issuable or issued upon conversion or exercise of the Warrants have been sold pursuant to the Registration Statement or (b) one year from the date the Registration Statement is declared effective by the SEC (plus any extension period as contemplated by Section 1.2 above);

(d) Section 1.7 of the Registration Rights Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

1.7 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees, for so long as a Holder holds Registrable Securities, to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times on and after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act and (ii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

(e) Section 1.9 of the Registration Rights Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

1.9 Termination of Registration Rights. The registration rights provided to the Holders hereunder shall terminate upon the earlier of (a) the date on which all Registrable Securities that could be issuable or issued upon conversion or exercise of the Warrants have been sold pursuant to the Registration Statement or (b) one year from the date the Registration Statement is declared effective by the SEC (plus any extension period contemplated by Section 1.2 above).

(f) The following Section 1.10 is hereby added to the Registration Rights Agreement:

1.10 Withdrawal of Prior Registration Statement. The Company agrees to promptly withdraw the Prior Registration Statement by making a request or application pursuant to Rule 477 of the Act and each Purchaser hereby (i) consents to such withdrawal, and (ii) acknowledges and agrees that the Company shall have no liability or obligation hereunder with respect to the Prior Registration Statement, including with respect to the failure of the Company to cause the Prior Registration Statement to be declared effective by the SEC.

5. Restructuring Fee. The Borrower agrees to pay to Purchasers a restructuring fee equal to $500,000 (with such fee to be paid to the Purchasers in proportion, as nearly as practicable, to their respective unpaid principal amounts of Notes as of the Effective Date). Such fee shall be fully-earned as of the Effective Date, shall be payable on the maturity date of the Notes (or upon earlier repayment in full of the Notes), shall not be considered principal for purposes of the Loan Agreement (except for purposes of Section 11(a) of the Loan Agreement) and shall not accrue interest but shall be deemed an “Obligation” for purposes of the Loan Agreement.

6. Representations and Warranties. Each of the Borrower, the Company and the other Credit Parties represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Agreement):

(a) Each of the Borrower, the Company and the other Credit Parties has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement constitutes the legal, valid and binding obligation of each of the Borrower, the Company and the other Credit Parties, as applicable, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to general equity principles.

(c) No consent or approval of any person, firm, corporation or entity, and no consent, license, approval or authorization of any governmental authority is or will be required in connection with the execution, delivery, performance, validity or enforcement of this Agreement, other than any such consent, approval, license or authorization which has been obtained and remains in full force and effect or where the failure to obtain such consent, approval, license or authorization would not result in a Material Adverse Effect.

(d) After giving effect to this Agreement, no event has occurred and is continuing which constitutes a Default or an Event of Default and each of the Credit Parties is in compliance with the terms of each Related Document.

(e) After giving effect to this Agreement and the agreements to be delivered in connection herewith, all representations and warranties contained in the Loan Agreement and each of the other Related Documents are true and correct in all material respects as of the date hereof, except (i) to the extent that any representation or warranty relates to a specific date, in which case such representation or warranty is true and correct in all material respects as of the specific date to which such representation or warranty relates, (ii) to the extent any subsequent disclosure was included in any publicly available SEC filing filed by the Company prior to the date hereof, or (iii) to the extent set forth on Schedule I hereto.

7. Purchaser’s Acknowledgement. Each Purchaser hereby agrees and acknowledges (a) receipt of payments in full satisfaction of the interest payments due on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, (b) receipt of quarterly financial statements for the quarter ended June 30, 2009, which Purchasers acknowledge demonstrate Annualized Aggregate Net Product Sales in excess of $100,000,000 for purposes of Section 9.6 of the Loan Agreement, and (c) that interest on the unpaid principal balance of the Notes shall accrue from and after October 1, 2009, at the rate of 15% per annum; provided, however, that interest on such unpaid balance shall accrue at the rate of 17% per annum during the continuance of any Event of Default after the Effective Date.

8. Expenses. The Borrower and the Company agree to pay promptly after invoice all reasonable and documented costs and expenses, including attorneys’ fees of the Collateral Agent and the Purchasers incurred in connection with this Agreement; provided that notwithstanding Section 15.1 of the Loan Agreement, such attorneys’ fees incurred solely with respect to this Agreement shall be limited to a maximum amount of $75,000.

9. Effective Date. This Agreement shall not become effective unless and until (the date upon which such occurs, the “Effective Date”), this Agreement shall have been duly executed and delivered by the Borrower, the Company, the other Credit Parties party hereto, the Purchasers party hereto and the Collateral Agent.

10. Reference and Continued Effectiveness of the Related Documents.

(a) The term “Agreement”, “hereof”, “herein” and similar terms as used in a Related Document, and references in the other Related Documents to such Related Document, shall mean and refer to, from and after the Effective Date, such Related Document as affected by this Agreement.

(b) The Borrower hereby agrees that all of the covenants and agreements contained in the Related Documents and the 2005 Warrants (each as affected hereby) are hereby ratified and confirmed in all respects.

(c) Except as provided herein, all of the terms and provisions of the Loan Agreement, the other Related Documents and the 2005 Warrants are and shall remain in full force and effect.

(d) Except as provided herein, neither the execution of this Agreement nor anything contained herein shall in any way waive, diminish, or prejudice any rights and/or remedies which the Purchasers may have in the future under applicable law or contract, including the Loan Agreement (as affected hereby), all of which rights and remedies the Purchasers hereby expressly reserve and which may be exercised at any time.

(e) This Agreement constitutes a Related Document.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

13. Release. In connection with the execution and delivery of this Agreement by the Collateral Agent and the Purchasers, each Credit Party hereby releases, acquits and forever discharges the Collateral Agent and each of the Purchasers, and their respective subsidiaries, affiliates, officers, directors, agents, employees, servants, attorneys and representatives, (hereafter collectively called the “Released Parties”) from any and all claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, rights of offset and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity (collectively, “Claims”), which such Credit Party ever had, now has, or might hereafter have against the Released Parties, jointly or severally, for or by reason of any matter, cause or thing whatsoever occurring prior to the date hereof, relating to: (a) the Loan Agreement; (b) the Notes; (c) the Related Documents; (d) the Agreement; or (e) any demand made by the Collateral Agent or the Purchasers for payment of any Obligations of any Credit Party. In addition, each Credit Party agrees not to commence, join in, prosecute or participate in any suit or other proceeding in a position which is adverse to any of the Released Parties based upon any Claim released, acquitted and forever discharged hereby. Each Credit Party agrees to hold the Collateral Agent and the Purchasers harmless from and against any and all liabilities, claims, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and litigation expenses), actions or causes of action, arising out of or relating to any breach of any covenant or agreement of any Credit Party or the incorrectness or inaccuracy of any representation and warranty of any Credit Party in this Agreement or the Loan Agreement or any document delivered to the Collateral Agent or the Purchasers by any Credit Party or any other person on behalf of any Credit Party pursuant to the terms of this Agreement or the Loan Agreement. Each of the Released Parties shall be a third party beneficiary of this Agreement.

14. Indemnity. The Borrower, the Company and the other Credit Parties further agree, jointly and severally, to defend, protect, indemnify and hold harmless the Collateral Agent and each and all of the holders of Notes, each of their respective Affiliates and their respective officers, directors, employees, attorneys and agents (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever

(including, without limitation, the reasonable fees and expenses of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated as a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or any other Related Document (collectively the “Indemnified Matters”); provided, however, that neither the Borrower, the Company or any Credit Party shall have an obligation to an Indemnitee hereunder with respect to Indemnified Matters caused or resulting from (a) a dispute among the Purchasers or a dispute between any Purchaser and the Collateral Agent, or (b) the willful misconduct or gross negligence of such Indemnitee. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower, the Company and the other Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under the applicable law, to the payment and satisfaction of all Indemnified Matters incurred by Indemnities. This Section 14 shall survive the payment of the Obligations and the termination of this Agreement or any other Related Document.

[Signatures Pages Follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first written above.

JPI COMMERCIAL, LLC, as the Borrower

By:	/s/ Robert M. Myers
Name:	Robert M. Myers
Title:	Member

JAZZ PHARMACEUTICALS, INC, as the Company

By:	/s/ Bruce C. Cozadd
Name:	Bruce C. Cozadd
Title:	Chief Executive Officer

ORPHAN MEDICAL, LLC, as a Credit Party

By:	/s/ Robert M. Myers
Name:	Robert M. Myers
Title:	Member

[Signature Page to Amendment and Waiver Agreement]

LB I GROUP INC., as Collateral Agent and a Purchaser

By:	/s/ Ashvin Rao
Name:	Ashvin Rao
Title:	Vice President

[Signature Page to Amendment and Waiver Agreement]

OAK HILL CREDIT ALPHA FINANCE I, LLC, as a Purchaser

By: Oak Hill Credit Alpha Fund, L.P., its Member

By: Oak Hill Credit Alpha Gen Par, L.P., its General Partner

By: Oak Hill Credit Alpha MGP, LLC, its General Partner

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

OAK HILL CREDIT ALPHA FINANCE I (OFFSHORE), Ltd., as a Purchaser

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

OAK HILL CREDIT OPPORTUNITIES FINANCING, Ltd., as a Purchaser

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

OHA CAPITAL SOLUTIONS FINANCING (OFFSHORE), Ltd., as a Purchaser

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

OHA CAPITAL SOLUTIONS FINANCING (ONSHORE), Ltd., as a Purchaser

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

LERNER ENTERPRISES, LLC, as a Purchaser

By: Oak Hill Advisors, L.P., as advisor and attorney-in-fact

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

CARDINAL FUND I, L.P., as a Purchaser

By: Cardinal Management I, L.P., its General Partner

By: Cardinal MGP, L.L.C., its General Partner

By:	/S/ JOHN H. FANT
Name:	John H. Fant
Title:	Vice President

[Signature Page to Amendment and Waiver Agreement]

FW JAZZ PHARMA INVESTORS, L.P., as a Purchaser

By: Group VI, 31, L.L.C., its General Partner

By:	/S/ JOHN H. FANT
Name:	John H. Fant
Title:	Vice President

[Signature Page to Amendment and Waiver Agreement]

KKR FINANCIAL HOLDINGS III, LLC, as a Purchaser

By:	/s/ Mark Casanova
Name:	Mark Casanova
Title:	Authorized Signatory

[Signature Page to Amendment and Waiver Agreement]

DEEP COVE MEZZANINE, LLC, as a Purchaser

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Title:	Managing Member

[Signature Page to Amendment and Waiver Agreement]

GENERAL ELECTRIC PENSION TRUST, as a Purchaser

By: GE Asset Management Incorporated, its Investment Manager

By:	/s/ David B. Stewart
Name:	David B. Stewart
Title:	Managing Director

[Signature Page to Amendment and Waiver Agreement]

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